Exhibit 10.39

Director Compensation Program

Under our director compensation program, we pay our non-employee directors retainers in cash. Each director receives a cash retainer for service on the board of directors and for service on each committee on which the director is a member. The chairmen of each committee receive higher retainers for such service. These fees are paid quarterly in arrears and, effective January 1, 2018, are as follows:

Cash Fees

	Member	Chairman
	Annual Fee	Annual Fee
Board of Directors	$35,000	$70,000
Audit Committee	$7,500	$15,000
Compensation Committee	$6,250	$12,500
Nominating and Corporate Governance Committee	$4,000	$8,000
Scientific Advisory Committee	$4,000	n/a

Under our director compensation program, we also reimburse our directors for travel and other related expenses for attendance at meetings.

Equity Fees

Our director compensation program includes a stock-for-fees policy, under which directors have the right to elect to receive common stock in lieu of cash fees. The number of shares issued to participating directors is determined on a quarterly basis by dividing the cash fees to be paid through the issuance of common stock by the fair market value of our common stock, which is the closing price of our common stock, on the first business day of the quarter following the quarter in which the fees are earned.

Under our current director compensation program, upon their initial election to the board of directors, new non-employee directors receive an initial option grant to purchase 100,000 shares of our common stock, and all non-employee directors, other than the chairman, receive an annual option grant to purchase 50,000 shares of our common stock. The chairman receives an annual option grant for 63,000 shares of our common stock. The annual grants are made on the date of our annual meeting of stockholders and fully vest one year from that date of grant. The initial options granted to our non-employee directors vest with respect to one third of the underlying shares on the first anniversary of the date of grant and the balance of the underlying shares vest in eight equal quarterly installments following the first anniversary of the date of grant, subject to continued service as a director. These options are granted with exercise prices equal to the fair market value of our common stock, which is the closing price of our common stock, on the date of grant and will become immediately exercisable in full if there is a change in control of our company.

Under our retirement policy for non-employee members of the board, if a non-employee director is deemed to retire, then:

•	all outstanding options held by such director will automatically vest in full; and
•	the period during which such director may exercise the options will be extended to the expiration of the option under the plan.

Under the policy, a non-employee director will be deemed to have retired if:

•

the director resigns from the board or determines not to stand for re-election or is not nominated for re-election at a meeting of our stockholders and has served as a director for more than 10 years; or

•	the director does not stand for re-election or is not nominated for re-election due to the fact that he or she is or will be older than 75 at the end of such director’s term.